Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Great Elm Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(c) and 457(h)	276,182	$1.805	$498,508.51	$153.10 per $1,000,000	$76.32
	Total Offering Amounts					$498,508.51		$76.32
	Total Fee Offsets							—
	Net Fees Due							$76.32

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that become issuable under the Inducement Award by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the registrant’s Common Stock, as applicable.
(2) Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the amount of the registration fee. The proposed maximum offering price per share and aggregate offering price are based upon the average of the high and low prices for the registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 3, 2025, in accordance with Rule 457(c) of the Securities Act.